SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2004

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

0-33207	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

1-707	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately filing this combined Current Report on Form 8-K (Report). Information contained herein relating to an individual Registrant is filed by such registrant on its own behalf. Each Registrant makes representations only as to information relating to itself.

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

A. KCP&L filed applications with the Missouri Public Service Commission and the Kansas Corporation Commission to begin a regulatory workshop process to explore how to meet the area's growing need for electricity and cleaner air. The framework of initiatives as a starting point for these discussions include the following potential options:
-	Accelerated environmental investments of $300 million to $350 million for selected existing plants;

-	Investment in up to 200 megawatts of wind generation;

-	Ownership of up to 500 megawatts of an 800- to 900-megawatt regulated coal-fired plant at the Iatan site in Missouri; and

-	Technologies and programs to help customers conserve energy

In addition to these workshops, a series of public forums will be hosted by KCP&L in Clay, Platte and Jackson counties in Missouri and Atchison and Johnson counties in Kansas.

B. As discussed in Item 3. Legal Proceedings - Hawthorn No. 5 Litigation in Great Plains Energy's and KCP&L's combined 2003 Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, KCP&L filed suit against National Union Fire Insurance Company of Pittsburgh, Pennsylvania (National Union) and Travelers Indemnity Company of Illinois (Travelers) for recovery of losses from the 1999 boiler explosion at KCP&L's Hawthorn No. 5 generating unit. National Union and Reliance National Insurance Company, primary carriers, had issued a $200 million primary insurance policy, under which $169 million had previously been paid. KCP&L and National Union have agreed to settle for an additional $31 million. This recovery will not affect earnings. KCP&L's suit against Travelers under the secondary policy for the balance of KCP&L's $285 million proof of loss continues.

C. Also, as discussed in the same Item 3. Legal Proceedings - Hawthorn 5 Litigation, a jury reached a verdict finding KCP&L's damages as a result of the Hawthorn No. 5 boiler explosion were $452 million, which after deductions and allocations would have resulted in an approximate $33 million recovery by KCP&L against a defendant alleged to have responsibility for the explosion. On May 26, 2004, that verdict was reduced by the trial court to $190,867. KCP&L anticipates filing post-trial motions with the trial court and, if unsuccessful, expects to file a notice of appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Jeanie Sell Latz

Jeanie Sell Latz
Executive Vice President-Corporate and Shared Services and Secretary

KANSAS CITY POWER & LIGHT COMPANY

/s/Jeanie Sell Latz

Jeanie Sell Latz
Secretary

Date:  June 1, 2004